EXHIBIT 21

QUIXOTE CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2007

Jurisdiction
Under Which
QUIXOTE CORPORATION (PARENT)	Organized

Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Pennsylvania
Highway Information Systems, Inc.	Delaware
Surface Systems, Inc.	Missouri
Sensing Systems, Ltd.	United Kingdom
U.S. Traffic Corporation	Delaware
Quixote Transportation Safety Mexico S. de R.L. de C.V.	Mexico
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Asia Pacific, Inc.	Delaware
Quixote Europe, Inc. Delaware	Delaware
Energy Absorption Systems (AL) LLC	Delaware
Peek Traffic Corporation	Delaware
Quixote International Enterprises, LLC.	Delaware
Quixote (Beijing) Co., Ltd	Peoples Republic of China
Quixote Traffic Corporation	Delaware
Quixote Transportation Technologies, Inc.	Delaware
Quixote Foreign Sales, Inc.	U.S. Virgin Islands
Quixote Latin America, Inc.	Delaware
Quixote Middle East/Africa, Inc.	Delaware

Quixote Transportation Safety, Inc., Quixote Traffic Corporation, Quixote Transportation Technologies, Inc., Quixote Latin America, Inc., Quixote Middle East/Africa, Inc. and Quixote Foreign Sales Corporation are wholly-owned by Quixote Corporation.

TranSafe Corporation, Surface Systems, Inc., U.S. Traffic Corporation, Peek Traffic Corporation, Energy Absorption Systems, Inc. and Quixote International Enterprises, LLC are wholly-owned by Quixote Transportation Safety, Inc.

All subsidiaries listed under TranSafe Corporation, Surface Systems, Inc., U.S. Traffic Corporation, Energy Absorption Systems, Inc. and Quixote International Enterprises, LLC are wholly-owned by those corporations.